SPECIAL ATTENTION

VIA FACSIMILE

June 14, 2006
Bulletin No. 1219

Revision to Retained Earnings Policy

Dear Chief Executive Officer:

The Bank's Retained Earnings and Dividend Policy generally provides for the Bank to restrict retained earnings each quarter equal to: (i) cumulative net gains in earnings resulting from Statement of Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133); and (ii) an additional amount, previously targeted to reach $130 million by the end of 2007, intended to protect members' paid-in capital from an extremely adverse credit or operations risk event or an extremely adverse SFAS 133 quarterly result, combined with a very low level of pre-SFAS 133 net income resulting from an adverse interest rate environment.

The Federal Housing Finance Board's proposed rule on excess stock restrictions and retained earnings requirements, which was published in March, has provided additional clarification on the subject of retained earnings. For more information on the proposed rule, refer to Special Attention Bulletin No. 1209, dated March 17, 2006, which discussed the proposed rule and its possible effects on the Bank.

The Bank's Board of Directors has amended the Retained Earnings and Dividend Policy to increase the target for the buildup of retained earnings (the second category above) to $296 million. Beginning with the third quarter of 2006, the Bank plans to pay a dividend based on approximately 80% of net income, excluding the effects of SFAS 133, until the new target is reached. In the last two years, the Bank has typically paid approximately 95% of net income, excluding the effects of SFAS, in dividends each quarter. Assuming that the Bank's financial performance remains relatively consistent with its performance over the last few years, the Bank would reach the new target amount of retained earnings in the third quarter of 2008.

The new target is intended to protect members' paid-in capital from the simultaneous occurrence of an extremely adverse credit event, an extremely adverse operations risk event, and an extremely adverse SFAS 133 quarterly result, combined with an extremely low level of pre-SFAS 133 net income resulting from an adverse interest rate environment.

The Board of Directors will review the retained earnings target at least once a year, and more frequently if needed. The policy and target could be changed significantly at any time. For example, the Finance Board could approve a rule that requires the Bank to set a different target. We will notify you of any changes to the target. If you have any questions about the Retained Earnings and Dividend Policy, please contact your Relationship Manager.

Special Attention Bulletin No. 1219
June 14, 2006

Sincerely,

/s/ Dean Schultz

Dean Schultz

President and Chief Executive Officer

cc: Chief Financial Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "would," "plan," "will," "could," "intend," "expect," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 133, the Bank's ability to pay dividends out of retained earnings, and changes in federal laws and regulations. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.